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COASTAL FINANCIAL CORPORATION SHAREHOLDERS APPROVE PENDING MERGER WITH BB&T
CORPORATION

Friday April 27, 3:31 pm ET

MYRTLE BEACH, S.C.--(BUSINESS WIRE)--Coastal Financial Corporation
(NASDAQ: CFCP - News) announced today that its shareholders have approved the Company's pending merger with BB&T Corporation (NYSE: BBT - News) at a Special Meeting of Shareholders held earlier today. The merger is expected to close on or about May 1, 2007.

Coastal Financial Corporation, headquartered in Myrtle Beach, South Carolina, and with consolidated assets of $1.68 billion, is the holding company for Coastal Federal Bank, a federally-chartered and FDIC-insured community bank with twenty-four offices serving the communities of Horry and Georgetown Counties, South Carolina, and Brunswick and New Hanover Counties, North Carolina.


Contact:
Coastal Financial Corporation
Susan J. Cooke, Senior Vice President
843-205-2676